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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                Contact: __________________
                                                                (317) 594-2100


                        MARSH SUPERMARKETS, INC. AMENDS
                            SHAREHOLDER RIGHTS PLAN

INDIANAPOLIS, Indiana, December 24, 1998 -- Marsh Supermarkets, Inc. (Nasdaq:
MARSA; MARSB) announced today that it had amended its existing shareholder rights plan by adopting an amended and restated shareholder rights plan (the "Amended and Restated Rights Agreement"). The Amended and Restated Rights Agreement extends the term of the rights plan until December 24, 2008. The Purchase Price with respect to the Rights remains $65 per one-hundredth of a share of preferred stock. Additionally, the Amended and Restated Rights Agreement excludes from the definition of an Acquiring Person, any person who, in the good faith belief of the Company's Board of Directors, inadvertently becomes an Acquiring Person and who promptly thereafter divests themselves of a sufficient number of shares of common stock so as to no longer be an Acquiring Person. The Amended and Restated Rights Agreement also deletes from the plan the term Independent Director, removes all references to the need for Independent Director decision-making, and vests such decision-making in the Board of Directors.

     In connection with the Amended and Restated Rights Agreement the Board of Directors established a "TIDE" (Three-year Independent Director Evaluation) mechanism under which an independent Board committee will review the plan at least once every three years and, if it deems appropriate, recommend that the full Board modify or terminate the plan.

     Marsh Supermarkets, Inc. operates 72 Marsh Supermarkets, 17 LoBill Foods Supermarkets and 172 Village Pantry convenience stores in central Indiana and western Ohio. The Company also operates a specialized convenience store distribution business that serves its Village Pantry stores and over 1,300 unaffiliated convenience stores in a 10 state area. Marsh also owns and operates a food services division.